Exhibit 10.2
HMS Holdings Corp.
401 Park Avenue South
New York, NY 10016
March 6, 2007
Mr. David Schmid
4054 Preston Hills Circle
Celina, Texas 75009
Dear David:
We are pleased to extend this offer of employment for the position of Corporate Vice President of Human Resources of HMS Holdings Corp., reporting directly to the Chief Executive Officer, with the duties and responsibilities discussed with you during the interview process. This position will be based in our New York office. The following describes the terms and conditions of your employment.
1.	Start Date: We look forward to a start date of April 2, 2007.
2.	Base Salary: This position offers a biweekly gross salary of $7,692.31, which is the equivalent of $200,000.00 on an annual basis.
3.	Sign-on Bonus: You will be paid a sign-on bonus of $25,000.00 in April, 2007. Should you voluntarily resign for any reasons within the first 12 months of employment, you will be required to reimburse HMS the full amount.
4.	Performance Bonus: You will be eligible for an annual performance bonus, with a target bonus of 40% of base salary, prorated for the portion of the year for which you are an employee. For 2007, you will receive not less than 50% of the prorated target bonus. Performance bonus awards for subsequent years will not be guaranteed, as they are based on individual, departmental, and overall business performance during the calendar year.
5.	Paid Time Off: You will accrue vacation at the rate of 13.33 hours per month (an annualized 4 weeks per year). In addition to company holidays and accrued vacation time, employees are granted personal time which is earned at the rate of 4 hours for each completed quarter. All paid time off is granted in hours, but must be used in full or half day increments. Employees are not eligible for paid time off during the first three months of employment, and paid time off does not carry-over at the end of the year.
6.	Other Benefits: You will be eligible for participation in our health insurance and other benefit plans in accordance with the rules of eligibility currently in effect. If you have any benefits related questions, you may contact Annette White, Benefits Manager, at (212) 857-5459.
7.	Equity Participation: You will be granted 25,000 options to purchase HMSY common stock at a strike price to be determined as the average of the high and low price of HMSY stock on your start date. The options will vest as follows: one fourth of the options will vest on each anniversary of your hire in 2008, 2009, and 2010, and one fourth will vest on the fourth anniversary in 2011.
8.	Performance/Salary Reviews: Your performance will be reviewed at the end of the year. Employee salaries are reviewed at year-end, with salary increases, if merited, effective in the month of January.

9.	Relocation: You will be expected to relocate to our New York office within a reasonable period of commencing employment, and may work from our Dallas office until that time. We will reimburse reasonable relocation expenses up to $50,000. All relocation expenses should be billed directly to HMS Holdings. Taxable, non-reimbursable relocation expenses will be grossed-up at Company expense. Should you voluntarily resign for any reason within the first 12 months of employment, you will be required to reimburse HMS the full amount of relocation reimbursement that you have received.
10.	Conditions of Employment: All offers of employment are contingent upon receipt of employment application, satisfactory professional references, and criminal background checks. All new hires are required to sign a Non-Solicitation Agreement, crafted so that HMS protects its most important assets, clients, employees, trade secrets, and proprietary software, as well as a Corporate Compliance Agreement, and Employee Handbook Acknowledgement. HMS is required to certify the legal status of all employees; therefore, on your first day of employment, it is imperative that you provide documentation proving both authorization to work and identity.
11.	Involuntary Termination: In the event of an involuntary termination, the Company will pay six months of salary and benefit continuation.
12.	Employment at Will: We greatly look forward to having you join our company, however we recognize that you retain the option, as does the company, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with the company is at will and neither this letter nor any other oral or written representations may be considered a contract for any specified period of time.
We believe that HMS Holdings Corp. is an outstanding organization with dedicated, capable staff. Today, when healthcare programs are under more fiscal pressure than ever before, our work is critical. We are enthusiastic about your participation as an important member of the team. If you have any questions prior to your start date, feel free to email me at rholster@hmsy.com or call me at 212-857-5758. Otherwise, please sign and return a copy of this letter to me to confirm your acceptance of the terms and conditions of employment.
Sincerely,

/s/ Robert M. Holster Robert M. Holster
Chief Executive Officer
HMS Holdings Corp.
March 6, 2007

AGREED TO AND ACCEPTED:

/s/ David Schmid David Schmid
March 8, 2007